Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-214381 and 333-194209 on Form S-3 and Registration Statement Nos. 333-204667, 333-184038, 333-160444, 333-130405, 333-110959 and 333-60295 on Form S-8 of our report dated February 22, 2016, relating to the 2015 consolidated financial statements (before the effects of the adjustments to retrospectively apply the change in accounting discussed in Note 2 to the consolidated financial statements) and financial statement schedule (as it relates to 2015 and 2014) of Central European Media Enterprises Ltd. and subsidiaries (not presented herein), appearing in this Annual Report on Form 10-K of Central European Media Enterprises Ltd. and subsidiaries for the year ended December 31, 2016.
DELOITTE LLP
London, United Kingdom
February 22, 2016